                             SECURED LOAN AGREEMENT


                             -----------------------

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                                    Borrower
                             -----------------------


                              CORESTATES BANK, N.A.
                                      Agent


                              CORESTATES BANK, N.A.
                      MERIDIAN BANK, MIDLANTIC BANK, N.A.,
                       and PNC BANK, NATIONAL ASSOCIATION
                                     Lenders


                                   $32,000,000
                              Secured Mortgage Loan


                                November 9, 1994

                             SECURED LOAN AGREEMENT


         THIS AGREEMENT, made this 9th day of November, 1994, by and among PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form ("Borrower"), and CORESTATES BANK, N.A.*, a national banking association ("Agent") in its individual capacity as a Lender and as Agent for itself and MERIDIAN BANK, MIDLANTIC BANK, N.A., and PNC BANK, NATIONAL ASSOCIATION, (individually, including Agent, referred to as a "Lender" and collectively referred to as "Lenders").


                                   BACKGROUND

         A. Borrower is a real estate investment trust engaged in investment in "real estate assets," as defined in Section 856 of the Code (the "Business"). Borrower desires to borrow the sum of $32,000,000 to finance its acquisition of the Boca Palms Apartments, Boca Raton, Florida. Lenders have agreed to make such loan to Borrower, subject to the terms and conditions hereinafter more particularly set forth.

         B. Subject to the terms and conditions hereinafter set forth, the Loan will be funded by all Lenders in accordance with each Lender's respective Pro Rata Share.

         C. Agent is both Agent and a Lender hereunder.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                   DEFINITIONS, CERTAIN RULES OF CONSTRUCTION

         1.1 Defined Terms. Each of the terms listed below shall have the meaning herein ascribed to it for the purposes hereof and for each of the Loan
Documents:

                  "Actual Debt Service" means all interest and principal required to have been paid on Consolidated Liabilities for any period, excluding any final payment of principal which exceeds the periodic payments of principal on such debt.

                  "Adjusted LIBOR" means the LIBOR finally adjusted and determined in accordance with the following formula:


--------
*CoreStates Bank, N.A. also conducts business as Philadelphia National Bank, as CoreStates First Pennsylvania Bank and as CoreStates Hamilton Bank.

                                               [LIBOR]*
                     Adj. LR =                 --------
                                               [1.00 - RP]

                     Adj. LR =                 Adjusted LIBOR
                     LIBOR   =                 London Interbank Offered Rate
                     RP      =                 Reserve Percentage pertaining to
                                               eurocurrency liabilities
                  ---------------
                  * the amount in brackets shall be rounded upwards if necessary, to the next higher 1/16 of 1%

                  "Adjusted LIBOR Amounts" means those portions of the outstanding principal balance of the Loan with respect to which Borrower has elected to have interest charged during an Interest Period at a rate of interest that is based on Adjusted LIBOR.

                  "Affiliate" means and refers to, as applied to any Person, any other Person directly or indirectly controlling, or through one or more Persons is controlled by, controlling or in common control with that Person. "Control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agent" means CoreStates Bank, N.A., a national banking association, with its main office at the Northeast corner of Broad and Chestnut Streets, Philadelphia, Pennsylvania 19101, or its successor designated pursuant to Section hereof.

                  "Agreement" means this Secured Loan Agreement, and all schedules, exhibits, riders, extensions, supplements, amendments, or modifications to this Secured Loan Agreement.

                  "Authorized Signer" means any of the Persons listed on the certificate to be delivered to Agent at Closing in accordance with Section 3.1.7 hereof or any replacement certificate with respect thereto subsequently delivered to Agent.

                  "Bankruptcy Code" means Title 11 of the United States Code as now or hereafter in effect, or any successor statute.

                  "Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, or (b) the Federal Funds Effective Rate in effect on such day plus 1/2%. If for any reason Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of the 0preceding sentence, until the circumstances giving rise to such inability no longer exist.

                  "Borrower" means Pennsylvania Real Estate Investment Trust, an unincorporated association in business trust form.

                  "Business" shall have the meaning set forth in the Background to this Agreement.

                  "Business Day" means any week day except those on which commercial banks in Philadelphia are authorized by law to close.

                  "Calendar Quarter" means the three month period ending on the last day of March, June, September and December of each year.

                  "Capital Lease" means any lease of any property (real, personal or mixed) which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of the lessee.

                  "Cash" means money, currency or a credit balance in a Deposit Account.

                  "Closing" and "Closing Date" mean the day on which all of the conditions set forth in Article III hereof have been satisfied.

                  "Code" means the Internal Revenue Code of 1986, as amended, from time to time, and any successor code or statute.

                  "Company-Prepared Consolidated Financial Statements" means an income and expense statement and balance sheet with respect to the operations and financial condition of Borrower, which consolidate each of Borrower's subsidiaries and Borrower's Percentage Interest in all Ventures during and as of the last day of each Fiscal Quarter, prepared and certified as true, correct and complete by Borrower's chief financial officer.

                  "Consolidated Liabilities" means, at any time, the sum of (i) all liabilities of Borrower, determined in accordance with GAAP, plus (ii) Borrower's applicable Percentage Interest in the total liabilities of each Venture, plus (iii) the aggregate amount of indebtedness incurred in connection with construction in progress by Borrower or any wholly-owned subsidiary and Borrower's applicable Percentage Interest in all such indebtedness incurred by each Venture, to the extent any such indebtedness referred to in this clause
(iii) is not included in clauses (i) and (ii).

                  "Consolidated NOI" means, at any time, Funds From Operations, plus Interest Expense (from the most recent Company-Prepared Consolidated Financial Statements), which sum shall be appropriately adjusted on a rolling four Fiscal Quarter historical basis by the gross revenues and operating expenses for each income-producing property that was placed in service or disposed of by Borrower, by any wholly-owned subsidiary of Borrower, or by any Venture, during such period of four Fiscal Quarters.

                  "Contingent Liabilities" means, at any time, the sum of (i) all indebtedness of Borrower for borrowed monies (other than indebtedness for which Borrower's liability is limited solely to specific assets of Borrower that are financed by such indebtedness) plus (ii) all indebtedness of others for borrowed monies, to the extent that payment of such monies is guarantied by Borrower (excluding Borrower's Guaranty of its Percentage Interest in the Venture known as Laurel Mall Associates).

                  "Debt" means for any Person at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments with an original maturity in excess of one year (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities, in each case arising in the ordinary course of business, (iv) all Debt of others secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (v) all Debt of others guaranteed by such Person.

                  "Deposit Account" means a demand, time, savings, passbook or like account with a federally insured bank or savings and loan association, other than an account evidenced by a negotiable certificate of deposit.

                  "Designated Officer" means Glenn W. Gallagher or any other person designated in writing by Agent as its representative for the purpose of receiving notice hereunder.

                  "Dollars" and the symbol "$" mean the lawful money of the United States of America.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Event of Default" means each of the events set forth in Section hereof.

                  "Federal Funds Effective Rate" means for any day the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the succeeding Business Day by the Federal Reserve Bank of Philadelphia, or, if such rate is not so published for any day which is a Business Day, the average of quotations for the day of such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fiscal Quarter" means a fiscal quarter of Borrower, currently ending on the last day of each November, February, May, and August.

                  "Fiscal Year" means the fiscal year of Borrower, which currently ends on August 31 of each year.

                  "Fixed Rate Amount" means a portion of the outstanding principal balance of the Loan with respect to which Borrower has elected the Interest Rate Option.

                  "Fixed Rate Date" means the Business Day on which interest on an Adjusted LIBOR Amount commences to be charged at a rate based on Adjusted LIBOR.

                  "Funds From Operations" means, at any time, Borrower's NOI less gains or losses from the sale, or the restructuring of any indebtedness secured by, real properties, plus depreciation and amortization, and after adjustments for unconsolidated entities in which Borrower holds an equity interest, plus provisions for losses.

                  "GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect on the date hereof which are applicable to the circumstances as of the date of determination and which are applied on a consistent basis.

                  "Governmental Approvals" means all material authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to all governmental bodies.

                  "Indebtedness" means all amounts due from Borrower to Lenders or Agent pursuant to Article and otherwise arising out of or in connection with this Agreement or any other Loan Document.

                  "Interest Expense" means all payments by Borrower with respect to interest on the Indebtedness or any other obligation of Borrower on which interest is paid, including the interest portion of Capital Leases.

                  "Interest Period" means that period of time applicable to an Adjusted LIBOR Borrowing as determined pursuant Section 2.2.4 hereof.

                  "Interest Rate Determination Date" means each date for determining the interest rate for an Interest Period in respect of which interest on all or a portion of the Loan is based on the Adjusted LIBOR. The Interest Rate Determination Date shall be the second London Business Day prior to the first day of the related Interest Period for an Adjusted LIBOR Amount.

                  "Interest Rate Option" means the Adjusted LIBOR selected by Borrower for all or any part of the Loan as permitted by this Agreement.

                  "Last Reported Fiscal Year" means, at any time, the most recently concluded Fiscal Year of Borrower for which financial statements have been delivered to Lenders.

                  "Lenders" means Agent and each Lender listed in the preamble hereto. As used herein, the term Lenders, unless the context clearly requires to the contrary, refers to all Lenders.

                  "Lenders' Costs" means all reasonable costs and expenses of any kind paid or incurred by Agent in connection with the preparation, execution, delivery, amendment, modification, administration or termination of this Agreement or any other Loan Document, any amendments thereto, any transaction contemplated herein or any existing or future related agreements and the reasonable costs and expenses of Agent and each Lender in connection with the preservation, enforcement, defense and protection of Lenders' rights, remedies, obligations and liabilities in any manner concerning this Agreement or any other Loan Document, any transaction contemplated herein or any existing or future related agreements, including, but not limited to: (a) reasonable attorneys' fees and other expenses paid or incurred by Agent in enforcing, obtaining legal advice in preparing, reviewing, consummating, amending, restructuring, extending, terminating, defending, or preserving or protecting Agent's or Lenders' rights, remedies, obligations or liabilities in any manner concerning, this Agreement, any Loan Document or any amendments thereto, any transaction contemplated herein or any existing or future related agreements; and (b) wire transfer charges in such amounts as Agent may from time to time establish for such service.

                  "LIBOR" means the rate per annum at which deposits of Dollars are offered to Agent by prime banks in the London Eurodollar interbank market at or about 11:00 A.M. local time in such interbank market, two London Business Days prior to the first day of the applicable Interest Period for a period equal to the period of such Interest Period in an amount substantially equal to the principal amount requested to be lent as, maintained as or converted to an Adjusted LIBOR Amount.

                  "Loan Documents" means this Agreement, the Notes, the Mortgages, Assignments of Rents, Leases and Profits, Collateral Assignments of Agreements Affecting Real Estate, and every other certificate or agreement of Borrower in favor of Agent or Lenders delivered pursuant to this Agreement.

                  "Loan" means the $32,000,000 loan made by Lenders to Borrower pursuant to this Agreement.

                  "London Business Day" means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London and Philadelphia.

                  "Materially Adverse Effect" means, with respect to Borrower, a materially adverse effect upon the business, assets, financial condition, results of operations of Borrower and its subsidiaries taken as a whole, or Borrower's ability to perform Borrower's obligations under the Loan Documents in accordance with their respective terms.

                  "Mortgage" means each Open-End Mortgage and Security Agreement, dated the date hereof, executed by Borrower in favor of Agent and delivered as security for the Loan.

                  "Mortgaged Property" means each of, and "Mortgaged Properties" means all of, Borrower's real property known as 2031 Locust Street, Philadelphia, Pennsylvania, the Lakewood Hill Apartments, Lower Paxton Township, Dauphin County, Pennsylvania, and the Kenwood Gardens Apartments, City of Toledo, Lucas County,
Ohio.

                  "NOI" means Borrower's, plus Borrower's applicable Percentage Interest of each Venture's, gross rental income minus operating and servicing expenses derived from the operation by Borrower, or by any wholly-owned subsidiary, of income-producing property wholly-owned by Borrower, a subsidiary of Borrower or a Venture during, and as shown on the financial statements for, the Last Reported Fiscal Year, before Interest Expense, depreciation and amortization.

                  "Notes" means the notes of Borrower in favor of Lenders to evidence Borrower's repayment obligations under this Agreement with respect to the Loan.

                  "Notice of Rate Election" means a notice substantially in the form of Schedule 2.2.2 attached hereto and made a part hereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Percentage Interest" means, with respect to each Venture, the aggregate ownership interests of Borrower and any wholly-owned subsidiary of Borrower in such Venture.

                  "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                  "Prime Rate" means that rate of interest per annum announced by Agent from time to time as its "prime rate" which may not represent the lowest rate charged by Agent to other borrowers, or to any class of borrowers, at any time, or from time to time.

                  "Pro Forma Debt Service" means, with respect to any period of time, the aggregate amount of principal payments and interest during such period on Consolidated Liabilities, calculated using the greater of (i) Actual Debt Service or (ii) the amount of interest and principal payable, based on a 25 year amortization schedule, on the principal amounts of such long term debt at a rate of interest equal to the current yield to maturity of United States Treasury obligations having a 10 year maturity plus two percent per annum.

                  "Project Specific Information" means an income and expense statement and balance sheet with respect to individual income producing real properties owned by Borrower or any subsidiary, and Borrower's Percentage Interest in any Venture's income producing real property, disclosing gross rental revenues, operating expenses, mortgage interest, depreciation and amortization expenses and net operating income.

                  "Properties" means all real estate owned, leased or occupied at any time by Borrower, any subsidiary of Borrower and "Property" means any single parcel of such real estate.

                  "Pro Rata Share" means, with respect to each Lender, the percentage of the Loan set forth on Schedule 1.1A attached hereto and made a part hereof, as the same may be amended, from time to time, by Lenders.

                  "Requisite Lenders" means Lenders whose Pro Rata Shares aggregate at least 66 2/3%.

                  "Reserve Percentage" means for any day that maximum percentage (expressed as a decimal), whether or not incurred, which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System, for determining the reserve requirement for a member bank of the Federal Reserve System in Philadelphia with respect to the Adjusted LIBOR "Eurocurrency liabilities" (as such term is defined in Regulation D) (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Adjusted Amounts is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

                  "Revolving Credit Agreement" means the Revolving Credit Agreement dated November 3, 1994 that Borrower, Agent, and Lenders have executed with respect to a $78,000,000 loan facility to Borrower.

                  "RICO" means the Racketeer Influenced and Corrupt Organization Act, as amended by the Comprehensive Crime Control Act of 1984, 18 USC ss.ss.1961-68.

                  "Rules" means any law, regulation, or rule of practice whether or not having the force of law by which any Lender is bound or to which it adheres.

                  "Scheduled Maturity Date" means the first to occur of (i) one year after the date of this Agreement or (ii) December 31, 1995.

                  "Senior Liabilities" means Borrower's obligations to Lenders to repay all amounts due under the Revolving Credit Agreement.

                  "Tangible Net Worth" means, at any time, the sum of (i) Borrower's beneficiaries' equity (less the value of treasury stock and debt convertible into Borrower's capital stock); (ii) Borrower's cumulative retained earnings; and (iii) Borrower's, and Borrower's Percentage Interest in any Venture's, accumulated depreciation and amortization; less all intangible assets carried on the books of Borrower.

                  "Unencumbered Property Pool" means a group of no fewer than five of Borrower's unencumbered, wholly-owned, income producing Properties with a combined average occupancy rate of not less than 80% (as determined at the end of each Fiscal Quarter).

                  "Unmatured Event of Default" means and refers to any event, act or occurrence which with the passage of time or giving of notice or both becomes an Event of Default.

                  "Venture" means each partnership, joint venture or other entity in which Borrower or any wholly-owned subsidiary of Borrower has a 50% or more beneficial, or other controlling, ownership interest a list of which, as of the date hereof, is attached hereto, as Schedule 1.1B.

         1.2 Construction of Definitions. All terms defined herein shall be construed to include the plural or the singular, and references to persons in the masculine or neuter gender shall refer to all persons or entities, as the context requires.

         1.3 Accounting Reports and Principles. Except for Company-prepared Consolidated Financial Statements, the character or amount of any asset, liability, account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement or any other Loan Document, shall be construed, determined or made, as the case may be, in accordance with GAAP, consistently applied, unless such principles are inconsistent with any express provision of this Agreement.

         1.4 Business Day. Whenever any payment or other obligation hereunder, whether under the Notes or under another Loan Document, is due on a day other than a Business Day, such shall be paid or performed on the Business Day next following the prescribed due date, except as otherwise specifically provided for herein to the contrary, and such extension of time shall be included in the computation of interest and charges. Any reference made herein or in any other Loan Document to an hour of day shall refer to the then prevailing Philadelphia, Pennsylvania time, unless specifically provided herein to the contrary.

         1.5 Charging Accounts. Whenever Borrower is obligated, pursuant to Article , hereof, or pursuant to the Notes or any other Loan Document, to make payments of any nature to Agent or Lenders, Agent shall be entitled, and Borrower hereby authorizes Agent to draw against any Deposit Account owned by Borrower at Agent on account of such fees and expenses or payments due. By 10:00 a.m. on the date on which any draw is made, Agent shall deliver to Borrower a notice setting forth, in reasonable detail, the amount of the fees, expenses and/or payments to be satisfied by such draw, and the name or number of the account or accounts from which the draw was made. Any such charge shall be subject to the provisions of Section 8.3 hereof relating to the sharing of recoveries among Lenders.

         1.6 Lenders' Costs. Borrower shall, upon the request of Agent, pay Agent the amount of all unpaid Lenders' Costs within fifteen days after such notice. Until paid, all past due and owing interest payments, fees and all past due Lenders' Costs shall be deemed to be part of the principal balance of the Loan and bear interest at the Base Rate.

         1.7 Other Terms. The words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Any reference to an "Article", a "Section", an "Exhibit" or "Schedule" shall refer to the relevant Article of, Section of, Exhibit to or Schedule to this Agreement, unless otherwise specifically indicated.


                                    ARTICLE 2
                                    THE LOAN

         2.1 Loan

                  2.1.1 Extension of Credit. On the Closing Date, Lenders severally, in accordance with their respective Pro Rata Shares, shall advance the amount of the Loan to Borrower. Any payments of principal that Borrower may from time to time make with respect to the Loan may not be reborrowed.

                  2.1.2 Payment of Principal. The entire outstanding principal balance of the Loan shall be paid in full on the day of the Scheduled Maturity Date.

                  2.1.3 Payment of Interest. Interest on the Loan shall be payable monthly, subject to Section 2.2.8 hereof in arrears to the last Business Day of each month, with the first payment to be made on the first Business Day of the month next following the Closing Date, and continuing thereafter on the first Business Day of each month.

                  2.1.4 Interest Rate Option and Notice of Rate Election. The Loan shall bear interest on the unpaid principal balance thereof from the date hereof to maturity (whether by acceleration or otherwise) at the Base Rate per annum (calculated on the basis of a 360-day year and charged for the actual number of days elapsed); except that Adjusted LIBOR Amounts shall bear interest during the relevant Interest Period at the Adjusted LIBOR on the relevant Interest Rate Determination Date plus two percent (2%) per annum (calculated on the basis of a 360-day year and charged for the actual number of days elapsed). The applicable basis for determining the Interest Rate Option with respect to any Adjusted LIBOR Amount shall be selected by Borrower at the time a Notice of Rate Election is given pursuant to Section 2.2.2 hereof.

                  2.1.5 Notes. To evidence Borrower's obligations under the Loan, Borrower shall execute and deliver to each Lender a Note in the principal amount of the Pro Rata Share of the Loan that has been advanced by such Lender.


         2.2 General Provisions.

                  2.2.1 Advances. The Loan shall be made by Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that the obligations of Lenders to advance funds to Borrower hereunder are independent and that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make any such advances.

                  2.2.2 Notice of Election of Interest Rate Option; Failure to Give Notice. Subject to the provisions of this Article 2, whenever Borrower desires to fix the rate of interest charged on all or any portion of the outstanding principal balance of the Loan, including the desire to continue the Interest Rate Option on a Fixed Rate Amount, Borrower shall deliver by telecopy to Agent a properly completed and executed Notice of Rate Election no later than 11:00 A.M. at least three London Business Days in advance of the proposed Fixed Rate Date or date of continuation. The Notice of Rate Election shall specify (i) the proposed Fixed Rate Date or date of continuation (which shall be a Business
Day) and (ii) the proposed Adjusted LIBOR Amount(s) and the initial Interest Period(s) therefor; provided that the minimum amount of each Adjusted LIBOR Amount shall be $1,000,000.

         A Notice of Rate Election for an Adjusted LIBOR Amount shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make, continue or convert the Adjusted LIBOR Amount in accordance therewith.

         If at the termination of any Interest Period, Borrower has failed to submit a Notice of Rate Election, as aforesaid, to have interest on the relevant Adjusted LIBOR Amount or any portion thereof continue to be charged at a rate based on Adjusted LIBOR, then interest thereon shall automatically be charged at the Base Rate as of the termination of the relevant Interest Period.

         Adjusted LIBOR Amounts may be converted to portions of the Loan on which interest is charged at the Base Rate only on the expiration date of an Interest Period applicable thereto. In addition, no outstanding portions of the Loan may be continued as, or be converted into, Adjusted LIBOR Amounts when any Event of Default or Unmatured Event of Default has occurred and is continuing.

         If on any day portions of the Loan are outstanding with respect to which a Notice of Rate Election has not been delivered to Agent in accordance with the terms of this Agreement, then such portions of the Loan shall bear interest at the Base Rate.

                  2.2.3 Intentionally Deleted.

                  2.2.4 Interest Periods. In connection with each Adjusted LIBOR Amount, Borrower shall elect an Interest Period to be applicable to such Adjusted LIBOR Amount, which Interest Period shall be either a one, two, three, or six month period; provided that:

                           2.2.4.1 except as provided in subsection 2.2.4.2
hereof, if an Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day;

                           2.2.4.2 any Interest Period in respect of an Adjusted
LIBOR Amount which: (i) begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month, or (ii) would expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in that month, such Interest Period shall expire on the last Business Day of the month;

                           2.2.4.3 no Interest Period shall extend beyond the
Scheduled Maturity Date; and

                           2.2.4.4 there shall be no more than five Adjusted
LIBOR Amounts outstanding at any time.

                  2.2.5 Post-Maturity Interest. Any principal payments on the Loan not paid when due and, to the extent permitted by applicable law, any interest payment on the Loan not paid when due, and any other amount due to Agent or any Lender under this Agreement or any other Loan Document not paid when due, in any case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the applicable Interest Rate until the expiration of the then applicable Interest Period and after the expiration of the then applicable Interest Period, at a rate which is two percent (2%) per annum in excess of the Base Rate.

                  2.2.6 Adjusted LIBOR and Base Rate.

                  2.2.6.1 Agent shall give Lenders and Borrower prompt notice of the Adjusted LIBOR determined for an Interest Period, and absent manifest error, each determination of such rates by Agent shall be conclusive and binding for all purposes hereof.

                  2.2.6.2 If Borrower requests that all or any portion of the outstanding principal balance of the Loan bear interest at the Adjusted LIBOR and (i) Agent determines that, by reason of circumstances affecting the interbank Eurodollar market generally, deposits in U.S. Dollars (in the applicable amounts) are not being offered to banks in the interbank Eurodollar market for the selected Interest Period, or (ii) the Requisite Lenders shall certify that the relevant rates of interest referred to in the definition of Adjusted LIBOR do not accurately reflect the cost to Lenders of making or maintaining Adjusted LIBOR Amounts for the Interest Periods therefor, then Agent shall forthwith give notice thereof to Borrower, whereupon until Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist,
(a) the obligation of Agent to permit applicable portions of the Loan to bear interest at the Adjusted LIBOR shall be suspended so long as such circumstances exist, and (b) Borrower shall convert the interest rates on the applicable portions of the outstanding Loan to the Base Rate or the available Adjusted LIBOR on the last day of the then current Interest Period.

                  2.2.6.3 If, after the date of this Agreement, the adoption of or any change in Rules, or change in the interpretation or administration thereof, by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lenders with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make or maintain or fund loans at the Adjusted LIBOR, the affected Lender or Lenders shall promptly notify Borrower and the interest rates on the applicable portions of the outstanding Loan shall be deemed to have been converted to the Base Rate, or the Adjusted LIBOR, whichever is available, on either (i) the last day of the then current Interest Period if Lenders may lawfully continue to maintain loans at the Adjusted LIBOR to such day, or (ii) immediately if Lenders may not lawfully continue to maintain loans at the Adjusted LIBOR to such day. The affected Lender will use its best efforts to designate a different lending office if such office may lawfully continue to maintain Adjusted LIBOR Amounts at the Adjusted LIBOR through the end of the then-current Interest Period. After Borrower's receipt of notice of the illegality of or impossibility for any Lender to make, maintain or fund loans at the Adjusted LIBOR, Borrower shall not request future Adjusted LIBOR Amounts until the affected Lender or Lenders shall have notified Borrower of the absence or removal of such illegality or impossibility.

                           2.2.6.4  If, after the date of this Agreement any
governmental authority, central bank or other comparable authority shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), any tax (including without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, fee, deduction, withholding special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or shall impose on any Lender or the interbank Eurodollar market any other condition affecting loans at the Adjusted LIBOR, and the result of any of the foregoing is to increase the cost to any Lender of making or maintaining the interest rate at the Adjusted LIBOR or to reduce the amount of any sum received or receivable by any Lender under this Agreement or the Notes by an amount deemed by such Lender to be material, then within five days after demand by such Lender, Borrower shall pay to Agent such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Agent will promptly notify Borrower of any event of which it has knowledge occurring after the date hereof, which will entitle any Lender to compensation pursuant to this subsection 2.2.6.4. A certificate of Agent claiming compensation under this subsection 2.2.6.4 and setting forth the additional amount or amounts to be paid to Lenders hereunder shall be conclusive in the absence of manifest error.

                  2.2.6.5 The Adjusted LIBOR shall be adjusted automatically on and as of the effective day of any change in the relevant Reserve Percentage.

                  2.2.6.6 Promptly upon notice from Agent to Borrower, Borrower will pay, prior to the date on which penalties attach thereto, all present and future stamp, documentary and other similar taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of any portion of the Loan solely as a result of the interest rate on Adjusted LIBOR Amounts being determined by reference to the Adjusted LIBOR and/or the provisions of this Agreement relating to the Adjusted LIBOR and/or the recording, registration, notarization or other formalization of any thereof and/or payments of principal, interest or other amounts made on or in respect of an Adjusted LIBOR Amount when the interest rate is determined by reference to the Adjusted LIBOR (all such taxes, levies, costs and charges being herein collectively called "Eurodollar Rate Tax"). Promptly after the date on which payment of any such Eurodollar Rate Tax is due pursuant to applicable law, Borrower will, at the request of Agent, furnish to Agent evidence, in form and substance satisfactory to Agent, that Borrower has met its obligation under this subsection 2.2.6.6. Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any Eurodollar Rate Tax, as determined by such Lender in its good faith discretion. Such Lender shall provide Borrower with appropriate receipts for any payments or reimbursements made by Borrower pursuant to this subsection 2.2.6.6. A certificate of Agent (or a Lender) as to any amount payable pursuant to this Section shall, absent manifest error, be final, conclusive and binding on all parties hereto.

                  2.2.6.7 If Agent or any Lender shall determine that (i) any current Rule, law, regulation, or guideline, the adoption or imposition of any Rules, law, regulation, or guideline any change in any Rules, law, regulation or guideline, or the adoption, imposition or change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation and administration thereof, or (ii) compliance by any Lender (or any lending office or any holding company of a Lender) with any request, guideline or directive whether or not having the force of law regarding special deposit, capital adequacy, risk based capital, capital or reserve maintenance, capital ratio, or similar requirements against loans or loan commitments or any commitments to extend credit or other assets of or any deposits or other liabilities taken or entered into by Lenders (including the capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System) and the result of any event referred to in clauses (i) or (ii) above (x) shall be to increase the cost to any Lender of making or maintaining, or to impose upon any Lender or increase any capital requirement applicable as a result of the making or maintenance of, the Loan or the obligation of Borrower hereunder or (y) has or would have the effect of reducing the rate of return or amounts receivable hereunder on any Lender's (or any holding company's) Pro Rata Share of the Loan as a consequence of its obligations pursuant to this Agreement or the Loan made by any Lender pursuant hereto to a level below that which any Lender (or any Lender's holding company) could have achieved but for such adoption, imposition, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such holder to be material (which adoption, imposition, change, or increase in capital requirements or reduction in amounts receivable may be determined by Agent's reasonable allocation of the aggregate of such cost increase, capital increase or imposition or reductions in amounts receivable resulting from such events), then, from time to time, Borrower shall pay to such Lender, on demand by Lender as set forth below, such additional amount or amounts as will be necessary to restore the rate of return to such Lender from the date of such change, together with interest on such amount from the date demanded until payment thereof in full at the rate provided in this Agreement. Each Lender (or Lender's holding company) shall be entitled to compensation pursuant to this subsection 2.2.6.7. A certificate of each Lender claiming compensation under this subsection 2.2.6.7 and setting forth the increased cost, reduction in amounts receivable, additional amount or amounts necessary to compensate any Lender (or any Lender's holding company) hereunder shall be delivered to Borrower and shall be conclusive in the absence of manifest error. Borrower shall pay each Lender the amount shown as due on any such certificate delivered by such Lender within 10 days after Borrower's receipt of same. If any Lender demands compensation under this Section, Borrower may, upon 10 Business Days' prior notice to Agent, prepay in full, in accordance with subsection 2.2.7 hereof, the then outstanding: (1) any portion of the outstanding principal balance of the Loan other than Adjusted LIBOR Amounts together with accrued interest thereon to the date of prepayment without premium; and (ii) Adjusted LIBOR Amounts together with accrued interest thereon to the date of prepayment along with the respective prepayment premium as provided in subsection 2.2.7.4 hereof, in each case payable to such Lender. In lieu of prepaying an Adjusted LIBOR Amount as aforesaid, Borrower may elect to convert such Adjusted LIBOR Amount to a portion of the Loan on which interest is charged at the Base Rate, provided that Borrower pays to Lenders an amount equal to the prepayment premium that would have been payable to Lenders, as provided in subsection 2.2.7.1 hereof, had such Adjusted LIBOR Amount been prepaid on the date of such conversion.

                  2.2.6.8 Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period. The protection of this Section 2.2.6 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

                  2.2.6.9 The Base Rate shall be determined and adjusted daily.

                           2.2.6.10 If any Lender shall demand compensation as a
result of the events or conditions described in subsections 2.2.6.4, 2.2.6.6., or 2.2.6.7, hereof, and such events or conditions have not affected the other Lenders or the other Lenders have not demanded compensation therefor, Borrower shall have the option to prepay the portion of the Loan, together with accrued and unpaid interest and any applicable prepayment premium penalty, funded by the affected Lender and the Pro Rata Shares of the Lenders shall automatically be adjusted to reflect such prepayment. If the prepayment is a partial prepayment of the portion of the Loan held by the affected Lender, no other Lender shall be obligated to advance additional funds to Borrower, nor shall the affected Lender be obligated to re-advance the amount so prepaid if the event or condition that gave rise to such prepayment shall cease to exist. Upon prepayment in full to the affected Lender, such Lender shall be discharged from all of its duties and obligations as a Lender under this Agreement.

                  2.2.7 Prepayment; Prepayment Premium.

                           2.2.7.1 Voluntary Prepayments. All voluntary
prepayments shall be applied among the Lenders in accordance with the Pro Rata Share of each. In connection with each voluntary prepayment:

                                    (a) Borrower shall provide Agent with at
least one (1) Business Day prior notice of its intention to prepay, specifying the amount and date of such payment.

                                    (b) Borrower shall concurrently with any
prepayment in full of the Loan pay the full amount of all interest accrued on the Loan and accrued Lender's Costs, and payments received shall be applied first to Lender's Costs, then to accrued interest, and thereafter in reduction of principal.

                                    (c) Each prepayment of principal shall be in
an amount equal to at least One Million Dollars ($1,000,000.00) (exclusive of the Interest payable in connection therewith and of the other amounts payable pursuant to this Agreement upon a prepayment).

In the event Borrower makes a prepayment (whether voluntary or mandatory) of any portion of the Loan bearing interest at a rate based on Adjusted LIBOR during a specified Interest Period on a day other than the last day of such Interest Period, Borrower will pay to the Agent, upon demand, for the account of the affected Lenders any cost or expense incurred as a result of such prepayment. Each affected Lender shall certify the amount of such cost or expense to Borrower and provide Borrower with a written statement setting forth the cost or expense claimed and the calculations used in determining such loss and expense, which certification and statement shall be conclusive in the absence of manifest error.

Prepayments shall be applied first to interest (to the extent then payable), then to principal with respect to the portions of the Loan accruing interest at a rate based upon the Base Rate and then to Adjusted LIBOR Amounts and among such Adjusted LIBOR Amounts to such with the earliest expiring Interest Periods.

                           2.2.7.2 Mandatory Prepayment.

                                    (a) In the event that Borrower issues any
equity securities during the term of the Loan, Borrower shall make a mandatory prepayment of the Loan in the amount that equals the lesser of the net proceeds to Borrower of such issuance or the amount sufficient to prepay the Loan in full. Each such mandatory prepayment shall be made within one (1) Business Day after the date of Borrower's receipt of such net proceeds and shall be applied among the Lenders in accordance with the Pro Rata Shares of each. Each such mandatory prepayment shall be accompanied by payment of the prepayment premium, if any, that would have been payable in accordance with subsection 2.2.7.1 hereof had such mandatory prepayment been a voluntary prepayment.

                                    (b) Notwithstanding the provisions of
subsection 2.2.7.2(a) hereof, (i) the issuance of equity securities by Borrower pursuant to a dividend reinvestment plan shall not require Borrower to make a mandatory prepayment of the Loan and (ii) if Borrower issues equity securities pursuant to an optional shareholder investment plan (other than a dividend reinvestment plan), the proceeds of such issuance shall require mandatory prepayments of the Loan, such prepayments to be made within ten (10) Business Days after each accumulation by Borrower of $1,000,000 of proceeds of such issuance.

                           2.2.7.3 Funding Losses. If the Borrower prepays any
Adjusted LIBOR Amount after a Notice of Rate Election has been given to Agent as provided in this Article , Borrower shall reimburse each Lender on demand for any resulting loss or expense incurred by it (or by any existing or prospective participant in the Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense and specifying the calculation thereof, which certificate shall be conclusive in the absence of manifest error.

                  2.2.8 Manner and Time of Payment. All payments of principal, interest and fees hereunder and under the Notes shall be made by Borrower without notice, set off or counterclaim and in immediately available same day funds and delivered to Agent not later than 12:00 noon on the date due at its office located at Broad and Chestnut Streets, Philadelphia, Pennsylvania, 19101 for the account of Lenders; funds received by Agent after that time shall be deemed to have been paid by Borrower on the next succeeding Business Day.

                  2.2.9 Apportionment of Payments. Aggregate principal and interest payments in respect of Loan shall be apportioned proportionately to each Lender's respective Pro Rata Share. Agent shall, within one (1) Business Day, distribute to each Lender its share of all payments received by Agent for the benefit of Lenders.

                  2.2.10 Use of Proceeds. The Loan shall be used by Borrower to acquire the Boca Palms Apartments, Boca Raton, Florida.

                  2.2.11 Conditional Payment. Borrower agrees that checks and other instruments received by Agent on behalf of Lenders or by any Lender in payment or on account of the Indebtedness constitute only conditional payment until such items are actually paid to Agent or such Lender.


                                    ARTICLE 3
                              CONDITIONS PRECEDENT

         3.1 Funding of the Loan. The performance by Lenders of any of their obligations hereunder is subject to the delivery by Borrower to Agent on the Closing Date, in form and substance satisfactory to Agent and its counsel, in addition to this Agreement, the following documents and instruments:

                  3.1.1 The Notes;

                  3.1.2 The Mortgages;

                  3.1.3 An Assignment of Rents, Leases and Profits with respect to each Mortgaged Property;

                  3.1.4 A Collateral Assignment of Agreements Affecting Real Estate with respect to each Mortgaged Property;

                  3.1.5 UCC-1 Financing Statements with respect to each Mortgaged Property;

                  3.1.6 A certified copy of Borrower's Trust Agreement and resolutions adopted by the Board of Trustees authorizing the execution, delivery and performance of this Agreement, the Notes, the Mortgages, all other Loan Documents, and all other documents and instruments required by Agent for the implementation of this Agreement to which Borrower is a party, all certified by a trustee or officer of Borrower to be true and correct copies of the originals and to be in full force and effect as of the Closing Date;

                  3.1.7 An incumbency and signature certificate with respect to each of the trustees of Borrower authorized to execute and deliver this Agreement, the Notes, the Mortgages, the other Loan Documents, and all other documents and instruments required by Agent for the implementation of this Agreement and to be the Authorized Signers;

                  3.1.8 The opinion of Borrower's counsel, in form and substance acceptable to Lenders in their reasonable judgment;


                  3.1.9 A Notice of Rate Election with respect to any Adjusted LIBOR Amount(s) desired as of the Closing Date;

                  3.1.10 A policy of title insurance, or a marked-up commitment to issue such a policy, by First American Title Insurance Company (together with such reinsurance and direct access agreements with other title insurance companies as Lender's may require), insuring the Mortgages as first liens upon the Mortgaged Properties, subject only to such exceptions as Lenders may accept;

                  3.1.11 Evidence of Borrower's policies of insurance, with respect to each Mortgaged Property, as required by the terms of Section 5.1.21 hereof;

                   3.1.12 Evidence that Borrower has received, with respect to each Mortgaged Property, all required Governmental Approvals relating to the ownership, use, operation and occupancy of the Mortgaged Properties and that the Mortgaged Properties comply in all material respects with all applicable laws;

                  3.1.13 A "Phase I" environmental audit performed with respect to each Mortgaged Property by a qualified environmental engineer acceptable to Lenders; and

                  3.1.14 Appraisals of each Mortgaged Property, which appraisals are acceptable to Lenders and indicate an aggregate value of the Mortgaged Properties of $34,000,000 or more; and

                  3.1.15 Such additional documents or instruments as may be required by this Agreement or as Agent may reasonably require.


                                    ARTICLE 4
                   BORROWER'S REPRESENTATIONS AND WARRANTIES.

         4.1 Borrower represents and warrants to each Lender as follows:

                  4.1.1 Good Standing. Borrower is a "real estate investment trust" as defined in Section 856 of the Code; has the power and authority to own and operate Borrower's Properties and to carry on Borrower's Business where and as contemplated; is an unincorporated association in business trust form duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, is duly qualified to do business in, and is in good standing in, every jurisdiction where the nature of Borrower's Business requires such qualification.

                  4.1.2 Power and Authority. The making, execution, issuance and performance by Borrower of this Agreement, the Notes, the Mortgages, and the other Loan Documents to which Borrower is a party, have been duly authorized by all necessary action and will not violate any provision of law or regulation or of the trust agreement of Borrower; will not violate any agreement, trust or other indenture or instrument to which Borrower is a party or by which Borrower or any of its property is bound. This Agreement, the Notes and the other Loan Documents have been duly executed and delivered by Borrower and constitute legal and binding obligations of Borrower, enforceable in accordance with their respective terms.

                  4.1.3 Financial Condition. The audited balance sheet of Borrower together with income and surplus statements as at and for the year ended August 31, 1993 and the unaudited balance sheet of Borrower together with income and surplus statements as at and for the nine months ended May 31, 1994 heretofore furnished to Agent, are complete and correct in all respects, have been prepared in accordance with GAAP, consistently applied, and fairly present the financial condition of Borrower as of said dates and the results of Borrower's operations for the periods then ended. Except as set forth on such financial statements, Borrower does not have any fixed, accrued or contingent obligation or liability for taxes or otherwise that is not disclosed or reserved against on its balance sheets. Borrower has filed all federal, state and local tax returns required to be filed by it with any taxing authority. Since May 31, 1994, there has been no material adverse change in the condition of Borrower's financial position or otherwise from that set forth in the balance sheet as of said date. Borrower does not believe, in the exercise of reasonable business judgment, that there has been or will likely be a change relating to the Business of Borrower that would cause a Materially Adverse Effect on Borrower. Borrower is not aware of any additional tax assessment or tax to be assessed that would have a Material Adverse Effect on the financial condition of Borrower.

                  4.1.4 No Litigation. Except as set forth on Schedule 4.1.4 hereto, there are no suits or proceedings pending, or, to the knowledge of Borrower, threatened against or affecting Borrower or the Mortgaged Properties, and Borrower is not in default in the performance of any agreement to which Borrower may be a party or by which Borrower is bound, or with respect to any order, writ, injunction, or any decree of any court, or any federal, state, municipal or other government agency or instrumentality, domestic or foreign, which is likely to have a Materially Adverse Effect on Borrower.

                  4.1.5 Compliance. Borrower has all Governmental Approvals necessary for the conduct of Borrower's Business and for the operation of the Mortgaged Properties, and the conduct of Borrower's Business and the operation of the Mortgaged Properties is not and has not been in violation of any such Governmental Approvals or any applicable law, rule, regulation, judgment, decree or order the failure to obtain or with which to comply would, in any such case, have a Materially Adverse Effect on Borrower. Borrower does not require any Governmental Approvals to enter into, or perform under, this Agreement, the Notes, the Mortgages or any other Loan Document.

                  4.1.6 Compliance with Regulations T, U and X. Borrower is not engaged principally, or as one of Borrower's important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

                  4.1.7 ERISA. With respect to each employee pension benefit plan (within the meaning of Section 3(2) of ERISA other than any "multi-employer plan" within the meaning of Section 3(37) of ERISA) (hereinafter, a "Plan"), maintained for employees of Borrower or of any trade or business (whether or not incorporated) which is under common control with Borrower (within the meaning of
Section 4001(b)(1) of ERISA), (i) there is no accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), as of the last day of the most recent plan year of such Plan heretofore ended, taking into account contributions made or to be made within the time prescribed by
Section 412(c)(10) of the Code; (ii) each such Plan has been maintained in accordance with its terms and ERISA; and (iii) there has been no "reportable event" within the meaning of Section 4043 of ERISA and the regulations thereunder for which the 30-day notice requirement has not been waived. Borrower has not incurred any liability to the PBGC other than required insurance premiums, all of which, that have become due as of the date hereof, have been paid. Borrower is not a party to any multi-employer plan.

                  4.1.8 Environmental. Except as set forth in Schedule 4.1.8 or where failure to comply would not have or result in a Materially Adverse Effect on Borrower or the conduct of Borrower's Business, (which knowledge with respect to the Mortgaged Properties is based upon the environmental studies prepared for Borrower and delivered to Agent and Lenders in connection with the execution of this Agreement):

                           4.1.8.1 Borrower and each Venture has, to the best of
Borrower's knowledge, in the conduct of Borrower's Business, and the ownership and use of the Properties, complied, in all respects, with all federal, state and local, laws, rules, regulations, judicial decisions and decrees pertaining to the use, storage or disposal of hazardous waste or toxic materials.

                           4.1.8.2 To the best of Borrower's knowledge: (i) no
Hazardous Substance, is present on any of the Properties in any quantity in excess of those allowed by applicable law; (ii) Borrower has not been identified in any litigation, administrative proceedings or investigation as a responsible party for any liability under any Environmental Law; (iii) all materials that are located on any of the Borrower's Properties in lawful amounts are properly stored and maintained in containers appropriate for such purposes. For purposes of this Agreement, the term "Environmental Law" means any and all applicable Federal, State and local environmental statutes, laws, ordinances, rules and regulations, whether now existing or hereafter enacted, together with all amendments, modifications, and supplements thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. ss.9601, as amended by the Superfund Amendments and Re-authorization Act of 1986 (Pub. L. No. 99-499, 100 Stat. 1613 (1986) (SARA) or 40 CFR Part 261, whichever is applicable) and the term "Hazardous Substance" means all contaminants, hazardous substances, pollutants, hazardous waste, residual waste, solid waste, or similar substances or wastes which may be the subject of any Environmental Law.

                  4.1.9 Other Contractual Obligations. The execution and delivery of this Agreement does not, and the performance by Borrower of its obligations and covenants under this Agreement will not, violate any other contractual obligation of Borrower.

                  4.1.10 Investment Company Act. Borrower is not an Investment Company within the meaning of the Investment Company Act of 1940.

                  4.1.11 Public Utility Holding Company Act. Borrower is not a Public Utility Holding Company within the meaning of the Public Utility Holding Company Act.

                  4.1.12 RICO. To the best of Borrower's knowledge, Borrower has not engaged in any conduct or taken or omitted to take any action which violates RICO.

         4.2 Accuracy of Representations; No Default. The information regarding the Borrower set forth herein and on each of the Schedules hereto, in the Notes, the other Loan Documents and each document delivered by the Borrower to Agent in connection herewith is complete and accurate and contains full and true disclosure of pertinent financial and other information in connection with the Loan. None of the foregoing contains any untrue statement of a material fact or omits to state a material fact necessary to make the information contained herein or therein not misleading or incomplete. No Event of Default or Unmatured Event of Default hereunder, under the Notes or the other Loan Documents, has occurred.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

         5.1 Borrower's Covenants. As long as any portion of the Indebtedness remains outstanding and unpaid, Borrower covenants and agrees that, in the absence of prior written consent of Agent, Borrower shall:

                  5.1.1 Maintain the ratio of (a) Consolidated Liabilities, as reported in Borrower's most recent Company-Prepared Consolidated Financial Statements, plus Contingent Liabilities to (b) Consolidated NOI at no more than
6.0 to 1; provided however, that (i) upon Borrower's successful completion of a public offering of equity securities of Borrower, such ratio shall be maintained at no more that 5.0 to 1 and (ii) on and after August 31, 1996, if Borrower has not completed a public offering of its equity securities, Borrower shall maintain the ratio at no more than 5.5 to 1;

                  5.1.2 Maintain Consolidated NOI at no less than $25,000,000 tested quarterly at the end of each Fiscal Quarter on a rolling four Fiscal Quarter historical basis, and provide comparative Consolidated NOI calculations for the same Fiscal Quarter of the prior Fiscal Year on a rolling four Fiscal Quarter historical basis, and cause Consolidated NOI during any period of four consecutive Fiscal Quarters which ends with any Fiscal Quarter to be at least 90% of Consolidated NOI during the four Fiscal Quarters determined at the end of the immediately prior Fiscal Quarter;

                  5.1.3 Maintain NOI generated by the Unencumbered Property Pool ("Unencumbered NOI") at not less than $10,500,000 to be tested quarterly on a rolling four Fiscal Quarter historical basis, and cause the ratio of Senior Liabilities to Unencumbered NOI to be no more than 7.5 to 1 to be tested annually on and as of the last day of each Fiscal Year upon Borrower's submission of Project Specific Information;

                  5.1.4 Maintain Tangible Net Worth at not less than $115,000,000, or such larger amount determined by adding thereto amounts equal to 75% of the gross proceeds from Borrower's sale of equity securities from time to time;

                  5.1.5 Maintain the ratio of Consolidated NOI to Actual Debt Service at not less than 1.5 to 1, tested at the end of each Fiscal Quarter on a rolling four Fiscal Quarter historical basis;

                  5.1.6 Maintain, as of the last day of each Fiscal Quarter, the ratio of Consolidated NOI to Pro Forma Debt Service with respect to the next four (4) Fiscal Quarters at no less than 1.35 to 1;

                  5.1.7 Deliver to Lenders, within 60 days after the end of each of the first three (3) Fiscal Quarters, an income and expense statement, balance sheet, and schedule of sources and uses of funds, with respect to the operations and financial condition of Borrower, and each of its subsidiaries during and as of the last day of such fiscal quarter, prepared and certified by Borrower's chief financial officer;

                  5.1.8 Deliver to Lenders, within 60 days after the end of each Fiscal Quarter, Company-Prepared Consolidated
Financial Statements;

                  5.1.9 Deliver to Lenders, within 120 days after the end of each Fiscal Year, audited consolidated financial statements of Borrower, including an income and expense statement, balance sheet and schedule of sources and uses of funds, which financial statements shall include the unqualified opinion of Arthur Andersen & Co. or another national firm of certified public accountants reasonably acceptable to Agent; provided that if such financial statements are prepared by another national firm of certified public accountants that is reasonably acceptable to Agent, such statements may include a qualification with respect to the results of prior fiscal years for which such other accountants were not engaged by Borrower;

                  5.1.10 Deliver to Lenders, within 120 days after the end of each Fiscal Year of Borrower, Project Specific Information for such Fiscal Year prepared and certified by the chief financial officer of Borrower;

                  5.1.11 Deliver to Lenders, at the time each financial statement is required to be delivered pursuant to Sections 5.1.7 and 5.1.9 hereof, covenant compliance certificate, together with a certification, signed by a senior executive officer of Borrower, both in the form of Schedule 5.1.11 attached hereto, certifying to Lender that there exists no breach of any of the covenants contained in this Article 5 or in Article 6 hereof;

                  5.1.12 With reasonable promptness furnish to Lenders all financial and business information provided to beneficiaries of Borrower, the Securities and Exchange Commission, and the American Stock Exchange, and such additional information and data concerning the business and financial condition of Borrower as may be reasonably requested by Lenders; afford Lenders or their agents reasonable access to the financial books and records, computer records and properties of Borrower at all reasonable times after reasonable notice and permit Lenders or their agents to make copies and abstracts of same and to remove such copies; and abstracts from Borrower's premises and permit Lenders or their agents the right to converse directly with the independent accounting firm then engaged by Borrower to prepare its audited financial statements;

                  5.1.13 Cause the prompt payment and discharge of all material taxes, governmental charges and assessments levied and assessed or imposed upon Borrower's assets and pay all other material claims which, if unpaid, might become liens or charges upon Borrower's assets, provided, however, that nothing in this Section shall require Borrower to pay any such taxes, claims or assessments which are not overdue or which are being contested in good faith and by appropriate proceedings, with reserves therefor in an amount acceptable to Agent being available or having been set aside;

                  5.1.14 Maintain the existence of Borrower as a "real estate investment trust" under Section 856 of the Code and all necessary foreign qualifications in good standing; continue to comply with all applicable statutes, rules and regulations with respect to the conduct of Borrower's Business to the extent the same are material to the financial condition of Borrower or the conduct of Borrower's Business; maintain such necessary licenses and permits required for the conduct of Borrower's Business, in each case if the failure to maintain or comply would have a Materially Adverse Effect on Borrower;

                  5.1.15 Promptly defend all actions, proceedings or claims which would have a Materially Adverse Effect on Borrower or Borrower's Business and promptly notify Agent of the institution of, or any change in, any such action, proceeding or claim if the same is in excess of $250,000 for any single action, proceeding or claim and $500,000 (other than claims covered by insurance in the ordinary course of business and booked on Borrower's balance sheet) in the aggregate, or would have a Materially Adverse Effect on the financial condition of Borrower or its property if adversely determined;

                  5.1.16 Comply in all material respects with the requirements of ERISA applicable to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), sponsored by Borrower. With respect to any such plan, other than any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), in the case of a "reportable event" within the meaning of Section 4043 of ERISA and the regulations thereunder for which the 30-day notice requirement has not been waived, or in the case of any other event or condition which presents a material risk of the termination of any such plan by action of the PBGC or Borrower, Borrower shall furnish to Agent a certificate of the chief financial officer of Borrower identifying such reportable event or such other event or condition and setting forth the action, if any, that Borrower intends to take or has taken with respect thereto, together with a copy of any notice of such reportable event or such other event or condition filed with the PBGC or any notice received by Borrower from the PBGC evidencing the intent of the PBGC to institute proceedings to terminate any such plan. Such certificate of the chief financial officer or such other notice to be furnished to Agent in accordance with the preceding sentence shall be given in the manner provided for in Section hereof: (i) within 30 days after the Borrower knows of such reportable event or such other event or condition; (ii) as soon as possible upon receipt of any such notice from the PBGC; or (iii) concurrently with the filing of any such notice with the PBGC, as the case may be. For purposes of this Section, Borrower shall be deemed to have all knowledge attributable to the administrator of any such plan;

                  5.1.17 Maintain each Property in good condition and repair, reasonable wear and tear excepted, making as and when necessary, all material repairs of every nature;

                  5.1.18 Except where failure to do so would not have a Materially Adverse Effect on Borrower: perform, as and when due, all of Borrower's obligations (both monetary and non-monetary) under all leases, easements, agreements, mortgages and deeds of trust that encumber any part of the real estate assets of Borrower, within such applicable notice or cure period allowed Borrower pursuant to the relevant lease, easement, agreement, mortgage or deed of trust, pay and discharge, at or before maturity, all Borrower's material obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same;

                  5.1.19 Immediately notify Agent of: (i) the occurrence or imminent occurrence of any event which causes or would imminently cause (A) any material adverse change in the Business, property, prospects or financial condition of Borrower (B) any representation or warranty made by Borrower hereunder to be untrue, incomplete or misleading, or (C) the occurrence of any other Event of Default or Unmatured Event of Default hereunder; and (ii) the institution of, or the issuance of any order, judgment, decree or other process in, any litigation, investigation, prosecution, proceeding or other action by any governmental authority or other Person against Borrower and that does, or could, materially affect Borrower;

                  5.1.20 Cause at least 66% of Consolidated NOI to be generated from assets located in states of the United States east of the Mississippi River;

                  5.1.21 Maintain or cause to be maintained insurance on the Properties in such amounts, against such hazards and liabilities, and with such companies as is consistent with sound business practices, including without limitation:

                           (i) Insurance against loss to the Properties on an
"all risk" policy form, covering insurance risks no less broad than those covered under a Standard Multi Peril (SMP) policy form, which contains a Commercial ISO "Causes of Loss-Special Form," in the then current form, and such other risks as Lenders may reasonably require, in amounts equal to the full replacement cost of the Properties, including fixtures and equipment, Borrower's interest in leasehold improvements, and the cost of debris removal, with an agreed amount endorsement, and with deductibles of not more than $50,000;

                           (ii) Rent and rental value/extra expense insurance
(if the Property is tenant occupied) in amounts sufficient to pay during any period in which a Property may be damaged or destroyed, for a period of twelve
(12) months: (x) at least 80% of all rents and (y) all amounts (including, but not limited to, all taxes, assessments, utility charges and insurance premiums) required to be paid by tenants of the Property;

                           (iii) Broad form boiler and machinery insurance
including business interruption/extra expense and rent and rental value insurance, on all equipment and objects customarily covered by such insurance and/or involved in the heating, cooling, electrical and mechanical systems of the Properties (if any are located at the Properties), but excluding individual HVAC equipment that serves only one residential apartment unit, providing for full repair and replacement cost coverage, and other insurance of the types and in amounts as Lenders may reasonably require, but in no event less than that customarily carried by persons owning or operating like properties;

                           (iv) During the making of any alterations or
improvements to a Property, (x) insurance covering claims based on the owner's or employer's contingent liability not covered by the insurance provided in subsection (vi) below, (y) workers' compensation insurance covering all persons engaged in such alterations or improvements, and (z) builder's completed value risk insurance against "all risks of physical loss" for construction projects of $1,000,000 or more;

                           (v) Insurance against loss or damage by flood or mud
slide in compliance with the Flood Disaster Protection Act of 1973, as amended from time to time, if the Properties are now, or at any time while the Indebtedness or any portion thereof remains unpaid shall be, situated in any area which an appropriate governmental authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on the Properties;

                           (vi) Commercial general public liability insurance,
with the location of the Properties designated thereon, against death, bodily injury and property damage arising on, about or in connection with the Properties, with Borrower or the applicable subsidiary or Venture listed as the named insured, with such limits as Borrower or the applicable subsidiary or Venture may reasonably require (but in no event less than $1,000,000 and written on a then-current Standard "ISO" occurrence basis form or equivalent form, excess umbrella liability coverage with such limits as Borrower or the applicable subsidiary or Venture may reasonably require but in no event less than $5,000,000; and

                           (vii) Such other insurance relating to the Properties
and the uses and operation thereof as Lenders may, from time to time, require in the exercise of good faith;

                  5.1.21.1 Maintain the Unencumbered Property Pool free from any mortgage, lien, pledge, charge, security interest or other encumbrance, whether voluntary or involuntary;

                  5.1.21.2 Comply in all material respects with all laws, rules, regulations, judgments, decrees, and orders, the failure with which to comply would have a Materially Adverse Effect on Borrower;

                  5.1.22 Promptly perform all additional environmental testing of the Mortgaged Properties that is suggested by BCM Engineers, Inc., in the environmental audits identified in the Mortgages, to be performed and diligently perform such remediation and institute such maintenance and operational policies as are recommended in such environmental audits or in subsequent reports that are the result of such additional testing;

                  5.1.23 Keep the Mortgaged Properties free of all liens and encumbrances, other than the Mortgages and those liens and encumbrances that are exceptions to the title insurance policies issued pursuant to Section 3.1.10 hereof; and

                  5.1.24 Pay the cost of any revenue, tax or other stamps now or hereafter required by law at any time to be affixed to any Note or any Mortgage.

         5.2 Indemnification. Borrower hereby indemnifies and agrees to protect, defend, and hold harmless Lenders and Lenders' directors, officers, employees, agents, attorneys and shareholders from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including all reasonable counsel fees incurred in investigating, evaluating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Agreement, the Notes, the Mortgages, the Loan, the other Loan Documents and any transaction contemplated herein or therein including, but not limited to, claims based upon any act or failure to act by Lenders in connection with this Agreement, the Notes, the Loan, the Mortgages, the other Loan Documents and any transaction contemplated herein or therein; provided that Borrower shall not be liable for any portion of such losses, damages, expenses or liabilities resulting from any Lender's gross negligence or willful misconduct, or that of Lenders' directors, officers, employees, agents, attorneys and shareholders. If Borrower shall have knowledge of any claim or liability hereby indemnified against, it shall promptly give written notice thereof to Agent. THIS COVENANT SHALL SURVIVE PAYMENT OF THE INDEBTEDNESS.

                  5.2.1 Agent shall promptly give Borrower written notice of all suits or actions instituted against Lenders with respect to which Borrower has indemnified Lenders, and Borrower shall timely proceed to defend any such suit or action. Lenders shall also have the right, at the expense of Borrower, to participate in or, at Lenders' election, assume the defense or prosecution of such suit, action, or proceeding, and in the latter event Borrower may employ counsel and participate therein. Agent shall have the right to adjust, settle, or compromise any claim, suit, or judgment after notice to Borrower, unless Borrower desires to litigate such claim, defend such suit, or appeal such judgment and simultaneously therewith deposits with Agent collateral security sufficient to pay any judgment rendered, with interest, costs, legal fees and expenses; and the right of Lenders to indemnification under this Agreement shall extend to any money paid by Lenders in settlement or compromise of any such claims, suits, and judgments in good faith, after notice to Borrower.

                  5.2.2 If any suit, action, or other proceeding is brought by Lenders against Borrower for breach of Borrower's covenant of indemnity herein contained, separate suits may be brought as causes of action accrue, without prejudice or bar to the bringing of subsequent suits on any other cause or causes of action, whether theretofore or thereafter accruing.


                                    ARTICLE 6
                               NEGATIVE COVENANTS

         6.1 Borrower's Negative Covenants. As long as any portion of the Indebtedness shall remain outstanding and unpaid, Borrower covenants and agrees that, in the absence of prior written consent of Agent, Borrower shall not:

                  6.1.1 Except (i) pursuant to the Revolving Credit Agreement,
(ii) secured liabilities for which the obligee's recourse is limited to the specific asset or assets that are encumbered, and (iii) indebtedness incurred by Palmer Park Mall Venture in favor of Midlantic Bank, N.A. and guarantied by Borrower, create, assume, incur or otherwise become liable under Consolidated Liabilities or Contingent Liabilities in amounts in excess of $5,000,000 in the aggregate after the date hereof;

                  6.1.2 Pay dividends or other distributions to beneficiaries in any Fiscal Year in excess of Funds From Operations for such Fiscal Year plus $5,000,000 (excluding special capital gains distributions which shall not exceed $10,000,000 in the aggregate after the date of this Agreement);

                  6.1.3 Change the general character of Borrower's Business from that in which it is currently engaged; enter into proceedings in total or partial dissolution; merge or consolidate with or into any entity, or acquire all or substantially all of the assets or securities of any other Person, unless Borrower remains the surviving entity and such other Person is engaged primarily in the business of owning and operating shopping centers or multi-family residential income-producing properties; or otherwise take any action or omit to take any action which would have a Materially Adverse Effect on Borrower or Borrower's Business;

                  6.1.4 Use any part of the proceeds of the Loan to purchase or carry, or to reduce, retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Agent, Borrower will furnish Agent statements in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation;

                  6.1.5 Except as described in Schedule 4.1.8, use, generate, treat, store, dispose of, or otherwise introduce any Hazardous Substances, pollutants, contaminants, hazardous waste, residual waste or solid waste (as defined above) into or on any of the Properties and will not cause, suffer, allow, or permit anyone else to do so in material violation of any Environmental Law, and will not knowingly acquire, or permit any subsidiary of Borrower to knowingly acquire, any Property on which any Hazardous Substance, pollutant, contaminant, hazardous waste, residual waste or solid waste has been used, generated, treated, stored, disposed of or otherwise introduced in violation of any Environmental Law; provided that such a Property may be acquired if Borrower has received (i) a final remediation plan, prepared by a qualified environmental engineer, for the remediation of the violative environmental situation, Borrower's direct or indirect liability for the cost of which remediation is reasonably estimated to be less than $250,000 or (ii) the written consent of the Requisite Lenders;

                  6.1.6 Engage in any conduct or take or fail to take any action which will, or would, if the facts and circumstances relative thereto were discovered, violate RICO.

                  6.1.7 Agree with any other Person not to encumber, whether by mortgage, lien, pledge, charge, security interest, or other encumbrance, any parcel of the Unencumbered Property Pool.

                                    ARTICLE 7
                                     DEFAULT

         7.1 Events of Default. The occurrence of any one or more of the following events, conditions or states of affairs, shall constitute an "Event of Default" hereunder, under the Notes (together with accrued interest thereon) and under each of the other Loan Documents, provided however, that nothing contained in this Article 7 shall be deemed to enlarge or extend any grace period provided for in the Notes or any other Loan Document:

                  7.1.1 Failure by Borrower to pay the Indebtedness or any portion thereof as the same becomes due;

                  7.1.2 Failure by Borrower to observe or perform any agreement, condition, undertaking or covenant in this Agreement, the Notes, the Mortgages, or the other Loan Documents, which failure, if it does not consist of the failure to pay money to such Lender and is susceptible to being cured, is not cured within twenty (20) days after written notice from such Lender (but if such failure cannot reasonably be cured within such twenty (20) day period, such shall not be an Event of Default if Borrower has commenced such cure within such twenty (20) day period and thereafter diligently pursues such cure to its completion, but in no event shall the period to cure exceed one hundred twenty
(120) days); provided that the notice and grace period provided in this Section
7.1.2 shall not apply to the breach by Borrower of any covenants contained in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.1.5, 5.1.6, 5.1.14, 5.1.19, 5.1.20,
6.1.1, 6.1.2, or 6.1.3 hereof or a voluntary or consensual breach of the covenant contained in Section 6.1.7 hereof, and provided further that the grace period with respect to a breach of the covenants contained in Section 5.1 hereof that pertain to the delivery to Lenders of financial information shall be limited to thirty(30) days after delivery of any Lender's written notice of such breach;

                  7.1.3 The occurrence of any "Event of Default" as defined in the Revolving Credit Agreement.

                  7.1.4 Any representation or warranty of the Borrower made, or deemed made, in this Agreement, the Notes, the Mortgages, the other Loan Documents or any statement or information in any report, certificate, Financial Statement or other instrument furnished by Borrower in connection with making of this Agreement, the making of the Loan hereunder or in compliance with the provisions hereof or any other Loan Document shall have been false or misleading in any material respect when so made, deemed made or furnished;

                  7.1.5 Borrower shall become insolvent or unable to pay its debts as they mature, or file a voluntary petition or proceeding seeking liquidation, reorganization or other relief with respect to itself under any provision of the Bankruptcy Code or any state bankruptcy or insolvency statute, or make an assignment or any other transfer of assets for the benefit of its creditors, or apply for or consent to the appointment of a receiver for its assets, or suffer the filing against its property of any attachment or garnishment or take any action to authorize any of the foregoing; or an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to its debts under the Bankruptcy Code or any other bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days (it being understood that no delay period applies with respect to any default arising under this Section by reason of the filing of a voluntary petition by Borrower under the Bankruptcy Code or any state bankruptcy or insolvency statute or the making of an assignment or other transfer of assets for the benefit of Borrower's creditors or by reason of Borrower applying for or consenting to the appointment of a receiver for Borrower's assets); or an order for relief shall be entered against the Borrower under any provision of the Bankruptcy Code or any state bankruptcy or insolvency statute as now or hereafter in effect;

                  7.1.6 Entry of a final judgment or judgments against Borrower by a court of law in an amount exceeding an aggregate of $500,000 outstanding at any one time: (i) which is not fully or unconditionally covered by insurance; or
(ii) for which Borrower has not established a cash or cash equivalent reserve in the amount of such judgment or judgments that were entered by a court of record against Borrower; or (iii) enforcement of such judgment or judgments has not been stayed or such judgment or judgments shall continue in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal;

                  7.1.7 Regardless of the intent or knowledge of Borrower, if the validity, binding nature or enforceability of any material term, provision, condition, covenant or agreement contained in this Agreement, any other Loan Document or in any other existing or future agreement between Borrower and Lenders shall be wrongfully disputed by, on behalf of, or in the right or name of Borrower or if any such material term, provision, condition, covenant or agreement shall be found or declared to be invalid, non-binding, unenforceable or avoidable by any governmental authority or court and the parties cannot agree upon substitutions therefor within thirty (30) days; or

                  7.1.8 Borrower shall be accused of conduct in violation of RICO which is not explained to Lenders within ten days thereafter in a manner in which Lenders, in their sole discretion, determine that such accusation is not likely to result in a RICO indictment;

                  7.1.9 Borrower shall have defaulted in the payment when due of any Debt in an amount in excess of $500,000 and such default shall have continued beyond any period of grace permitted with respect thereto unless waived;

then, and in every such event, upon the vote of Requisite Lenders, the Agent shall, without notice to Borrower, declare the Notes (together with accrued interest thereupon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. Notwithstanding the foregoing, upon any Event of Default arising from any of the events or circumstances described in Section 7.1.5 hereof, the Notes shall, without any further action, become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

         7.2 Remedies on Default. Upon the occurrence and continuation of any Event of Default, Agent may, subject to Article 8 hereof, forthwith declare all Indebtedness to be immediately due and payable, without protest, demand or other notice (which are hereby expressly waived by Borrower) and, in addition to the rights specifically granted hereunder or now or hereafter existing in equity, at law, by virtue of statute or otherwise (each of which rights may be exercised at any time and from time to time), Agent may exercise the rights and remedies available to Lenders at law or in equity or under this Agreement, the Notes, the Mortgages, and any of the other Loan Documents or any other agreement by, between or among Borrower and Lenders in accordance with the respective provisions thereof.

         7.3 Set-Off Rights Upon Default. Upon and during the continuance of any Event of Default, Lenders, in addition to any remedies set forth above, shall have the right at any time and from time to time without notice to Borrower (to the extent permitted by law) (any such notice being expressly waived by Borrower and to the fullest extent permitted by applicable Rules, to set off, to exercise any banker's lien or any right of attachment or garnishment and apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies at any time held by any Lender and other indebtedness at any time owing by any Lender to or for the account of Borrower against any and all Indebtedness or other obligations of Borrower now or hereafter existing under this Agreement, the Notes, or any other Loan Document, whether or not any Lender shall have made any demand hereunder or thereunder. All net funds recovered under the rights provided in this Section 7.3 shall be recovered by Lenders as agent for the other Lenders and shall be distributed among Lenders according to their Pro Rata Share. Each Lender shall be an agent of all other Lenders for purposes of rights of set-off.

         7.4 Singular or Multiple Exercise; Non-Waiver. The remedies provided herein, in the Notes and in the other Loan Documents or otherwise available to Lenders at law or in equity and any warrants of attorney therein contained, shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Agent, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.


                                    ARTICLE 8
                                      AGENT

         8.1 Appointment. Each Lender hereby appoints CoreStates Bank, N.A. as agent hereunder, and each Lender hereby authorizes Agent to act hereunder and under the other instruments and agreements referred to herein (including, without limitation, the Notes, the Mortgages, and the other Loan Documents) as its agent hereunder and thereunder. Agent agrees to act as such upon the express conditions contained in this Article 8 and in the Loan Documents. The provisions of this Article 8 are solely for the benefit of Lenders; Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof except with respect to the provisions requiring Borrower's consent or that certain matters be satisfactory to Borrower. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower.

         8.2 Powers; General Immunity.

                  8.2.1 Duties Specified. Each Lender irrevocably authorizes Agent to take such action on such Lender's behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein (including, without limitation, the Loan Documents) as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Agent shall have only those duties and responsibilities which are expressly specified in this Agreement and the other Loan Documents and Agent may perform such duties by or through its agents or employees. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein. Agent agrees promptly to transmit to Lenders any documents which have been transmitted by Borrower to Agent for transmittal to Lenders. Agent shall take such action as has been determined to be taken by a vote of the applicable Lenders hereunder. In performing its duties and functions under this Agreement and the Loan Documents, Agent will exercise the same care which it normally exercises in making and handling loans and handling collateral in which it alone is interested, but Agent assumes no further responsibility.

                  8.2.2 Powers of Agent.

                           8.2.2.1 In General. Unless otherwise specifically
limited by this Section 8.2.2, Agent may take all actions hereunder on behalf of all of the Lenders without seeking the advise or consent of any of the Lenders.

                           8.2.2.2 Actions Requiring Certain Votes of Lenders.
Notwithstanding anything to the contrary herein contained, Agent agrees that it will not, without the unanimous consent of the Lenders, take any of the following actions whether voluntary or involuntary pursuant to this Agreement:
(i) decrease any of the rates of interest with respect to the Loan hereunder;
(ii) decrease any fees with respect to the Loan hereunder; (iii) reduce the principal of the Loan; (iv) postpone the date fixed for any payment of principal of or interest on the Loan; (v) change the definitions of Pro Rata Shares or Requisite Lenders; (vi) amend this Section 8.2.2.2; or (vii) release any collateral for the Loan.

                           8.2.2.3 Actions Requiring Votes of Requisite Lenders.
Notwithstanding anything to the contrary herein contained, Agent agrees that it will not without the vote of the Requisite Lenders: (i) declare any Event of Default; (ii) exercise any remedies upon and after the occurrence of an Event of Default; or (iii) subject to Section 8.2.2.2 hereof, amend or waive any provision of this Agreement.

                           8.2.2.4 Agent's Action when Lender Fails to Respond.
If Agent requests authority to act in a specified manner, Agent may at Agent's option, act as if a Lender had approved such request if such Lender fails or refuses to respond to Agent's request within seven (7) Business Days after receipt of Agent's written request.

                  8.2.3 No Responsibility for Certain Matters. Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, the other Loan Documents, or the Notes issued hereunder, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by Agent to Lenders or by or on behalf of Borrower to Agent or any Lender except to the extent Agent has actual knowledge to the contrary that such representation, warranty, recital or statement is false or incorrect, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loan or of the existence or possible existence of any Event of Default or Unmatured Event of Default or potential Event of Default or Unmatured Event of Default.

                  8.2.4 Exculpatory Provisions. Agent and its officers, directors, employees and agents shall not be liable to any Lender for any action taken or omitted hereunder or in connection herewith (including, without limitation, any act or omission under the Notes or the other Loan Documents) unless caused by its or their gross negligence or willful misconduct. If Agent shall request instructions from Lenders with respect to any act or action (including the determination not to take an action) in connection with this Agreement or the Notes, or the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Requisite Lenders or the applicable percentage of Lenders, as the case may be. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent's acting or (where so instructed) refraining from acting under this Agreement, the Notes, or other Loan Documents in accordance with the instructions of the Requisite Lenders or the applicable percentage of Lenders, as the case may be. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement, the Notes, or other Loan Documents unless and until it has obtained the instructions of the Requisite Lenders.

                  8.2.5 Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its granting of Loan, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the terms "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Notwithstanding the foregoing, Agent shall not be influenced to act hereunder in a manner inconsistent with the best interests of Lenders by reason of Agent's involvement in unrelated transactions with Borrower. Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders. Lenders acknowledge that Agent has, and may from time to time hereafter, enter into lending arrangements with Borrower, its subsidiaries or Ventures and that Borrower may grant mortgages, security interests or otherwise encumber its assets in favor of Agent individually and not as agent for the Lenders as collateral for such lending arrangements, which shall be independent of the Revolving Credit hereunder.

                  8.2.6 No Responsibility for Creditworthiness. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower in connection with the making of the Loan hereunder and has made and shall continue to make its own appraisal of the creditworthiness of Borrower. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or, except as expressly provided in this Agreement, to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of the Loan or any time or times thereafter, and Agent shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to Lenders.

                  8.2.7 Right to Indemnity. Each Lender severally agrees to indemnify Agent, its officers, directors, employees and agents, proportionately to its Pro Rata Share, to the extent Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement, except in its capacity as a Lender; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct; and provided further that Agent shall not be entitled to be indemnified hereunder for amounts paid by Agent in settlement of litigation prior to final judgment unless such settlement shall be consented to by Requisite Lenders. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against (other than acts constituting Agent's obligations to Lenders hereunder) until such additional indemnity is furnished.

                  8.2.8 Resignation; Removal; Successor Agent.

                           8.2.8.1 Agent may resign from the performance of all
its functions and duties hereunder at any time by giving 45 Business Days' prior written notice to Borrower and Lenders. Agent may be removed at any time with or without cause by a notice or concurrent notices in writing delivered to Borrower and Agent and signed by all Lenders other than Agent. Such resignation or removal shall take effect upon the acceptance by a successor Agent pursuant to subsections 8.2.8.2 and 8.2.8.3.

                           8.2.8.2 Upon any such notice of resignation or
removal, Lenders upon the vote of the holders of 66.67% of the Commitment Amount shall have the right to appoint a successor Agent which shall be a Lender or such other Person as is satisfactory to Borrower. Such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all its duties and obligations as Agent under this Agreement (except as otherwise provided herein).

                           8.2.8.3 If a successor Agent shall not have been so
appointed within said 45 Business Day period, a resigning (but not a removed) Agent with the consent of Borrower, shall then appoint a successor Agent, which shall be a commercial bank with capital and surplus of not less than $5,000,000,000 who shall serve as Agent until such time, if any, as the Requisite Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

         8.3 Sharing of Recoveries. Lenders hereby agree that all sums recovered (and the proceeds of all property recovered) from Borrower by any Lender hereunder, whether as a result of the enforcement of any Mortgage or other Loan Document or on foreclosure of any banker's or other lien or any setoff or other claim on or against any deposit or other balance of Borrower held by any Lender shall be on behalf of Lenders and shall be shared by Lenders according to their respective Pro Rata Shares. If a Lender shall make any recovery, it will promptly remit to the other Lenders their Pro Rata Share thereof. No Lender's Pro Rata Share shall have priority over any other Lender's Pro Rata Share.

         8.4 Intentionally Deleted.

         8.5 Ratable Sharing. Each Lender and each subsequent holder by acceptance of a Note agree among themselves that with respect to all amounts received by them which are applicable to the payment of or reduction of a proportion of the aggregate amount of principal and interest due with respect to the Notes held by the Lender or holder, which is greater than the proportion received by any other holder of a Note in respect to the aggregate amount of principal and interest due with respect to the Notes held by it, or any other amount payable hereunder, that Lender or that holder of a Note receiving such proportionately greater payments shall notify each other Lender and the Agent of such receipt and remit to them such amounts as are necessary so that all such recoveries of principal and interest with respect to the Notes shall be proportionate to the Lenders' respective Pro Rata Shares. If any Lender or holder of a Note receiving such proportionately greater payments is required to return such proportionately greater payment to any trustee, receiver or other representative of or for Borrower upon or by reason of the bankruptcy, insolvency, reorganization or dissolution of any entity comprising Borrower, then such other Lender(s) which received its or their Pro Rata Share of such proportionately greater payment must also return such amounts to Borrower as if such payment or payments from the Lender receiving such proportionately greater payments had not been made.


                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 Integration. This Agreement, the Notes, and the other Loan Documents shall be construed as one agreement, and in the event of any inconsistency, the provisions of the Notes shall control over the provision of this Agreement or any other Loan Document, and the provisions of this Agreement shall control over the provisions of any other Loan Document. This Agreement, the Notes and the other Loan Documents contain all the agreements of the parties hereto with respect to the subject matter of each thereof and supersede all prior or contemporaneous discussions and agreements with respect to such subject matter.

         9.2 Modification. Except as provided in Section 8.2.2.2 hereof, modifications or amendments of or to the provisions of this Agreement, Notes, or any other Loan Document shall be effective only if set forth in a written instrument signed by Requisite Lenders and Borrower. No Lender shall amend any Note payable to such Lender without the written consent of Requisite Lenders.

         9.3 Waivers. Except as provided in Section 8.2.2.2 hereof, any provision of this Agreement, the Notes or any other Loan Document may be waived if, but only if, such waiver is in writing and is signed by the Borrower and Requisite Lenders.

         9.4 Notices. Except as hereinelsewhere specifically allowed with respect to a Notice of Rate Election, any notice or other communication by one party hereto to the other shall be in writing and shall be deemed to have been validly given upon receipt if by hand delivery, or by overnight delivery service or by telecopier, or two days after mailing if mailed, first class mail, postage prepaid, return receipt requested, addressed as follows:

                  If to Borrower:

                       Pennsylvania Real Estate Investment Trust
                       455 Pennsylvania Avenue, Suite 135
                       Fort Washington, PA 19034
                       Attn: Dante J. Massimini
                       Telecopier: (215) 542-9179


                  With a copy to:

                       Robert Freedman, Esq.
                       Cohen, Shapiro, Polisher, Shiekman & Cohen
                       12 South 12th Street, 22nd Floor
                       Philadelphia, PA  19107
                       Telecopier:  (215) 592-4329


                  If to the Agent:

                       CoreStates Bank, N.A.
                       FC 1-8-10-67
                       Widener Building 10th Floor
                       1339 Chestnut Street
                       P.O. Box 7618
                       Philadelphia, PA  19107
                       Attn: Glenn W. Gallagher, Vice President
                       Telecopier (215) 786-6381


                  With a copy to:

                       CoreStates Investment Banking
                       1345 Chestnut Street
                       FC1-8-12-1
                       Philadelphia, PA  19101-7618
                       Attn: Stacy Shegda, Commercial Officer
                       Telecopier (215) 973-6621
                       Telephone (215) 973-1887

                  With a copy to:

                       Kenneth I. Rosenberg, Esquire
                       Mesirov Gelman Jaffe Cramer & Jamieson
                       1735 Market Street, 38th Floor
                       Philadelphia, PA  19103-7598
                       Telecopier (215) 994-1111

                  With a copy to:

                       Meridian Bank
                       K.C. Barrett, Vice President
                       Real Estate Department
                       1650 Market Street, Suite 3600
                       Philadelphia, PA  19103
                       Telecopier (215) 854-3296

                  With a copy to:

                       Midlantic Bank, N.A.
                       Robert A. Goldstein, Vice President
                       Real Estate Department
                       1500 Market Street, 11th Floor
                       Philadelphia, PA  19102
                       Telecopier (215) 564-7446

                  With a copy to:

                       PNC Bank, National Association
                       Richard H. Ohnmacht, Banking Officer
                       Real Estate Finance Division
                       Land Title Building, 3rd Floor
                       Broad and Chestnut Streets
                       Philadelphia, PA  19101
                       Telecopier (215) 585-5806

         9.5 Survival. The terms of this Agreement and all agreements, representations, warranties and covenants made by Borrower in any other Loan Document shall survive the issuance and payment of the Notes and shall continue as long as any portion of the Indebtedness shall remain outstanding and unpaid; provided, however, that the covenants set forth in Sections 2.2.6, 5.2, 9.8, and
9.9 hereof shall survive the payment of the Indebtedness. Borrower hereby acknowledges that Lenders have relied upon the foregoing in making the Loan.

         9.6 Closing. Closing hereunder shall occur on November 10, 1994 at the offices of Mesirov Gelman Jaffe Cramer & Jamieson, 1735 Market Street, 38th Floor, Philadelphia, Pennsylvania 19103-7598 or at such other time and place as the parties hereto may determine. In the event Closing is not held on or before such date unless extended by all of the parties hereto, the rights and obligations of the parties hereto contained herein shall be terminated and be of no further force or effect except for the provisions of Sections 5.2, 9.8, and 9.9.

         9.7 Successors and Assigns; Governing Law. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto; provided, however (i) that Borrower shall not assign this Agreement, or any rights or duties arising hereunder, without the express prior written consent of Lenders and (ii) that subject to the right to enter into participation arrangements under Section 9.10 hereof, no Lender may assign its rights or duties arising hereunder, except as provided in 9.11 hereof, without the express prior written consent of Borrower and of the other Lenders. This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania for contracts made and to be performed in Pennsylvania.

         9.8 Jurisdiction. IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP EVIDENCED HEREBY, BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA WHERE AGENT MAINTAINS AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. BORROWER AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER.


         9.9 Waiver of Jury Trial. BORROWER HEREBY WAIVES, AND LENDERS BY THEIR ACCEPTANCE HEREOF THEREBY WAIVE, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP EVIDENCED HEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDERS TO ENTER INTO, ACCEPT OR RELY UPON THIS AGREEMENT.

         9.10 Participation. Each Lender may in its sole discretion enter into a participation arrangement(s) with respect to its Pro Rata Share of the Loan made under this Agreement and may provide all information in its possession relating to Borrower to any current or prospective participating lender; provided, however, that no such participant shall have any voting rights or right to consent to or approve matters hereunder except for (i) decrease in the rates of interest payable by Borrower with respect to the Loan, and (ii) any change in the Scheduled Maturity Date.

         9.11 Assignments by Lenders.

                  9.11.1 Right to Assign. Each Lender may in its sole discretion assign portions of its respective Pro Rata Share of the Loan in increments not less than $3,000,000 to any other commercial bank with assets of at least $5,000,000,000 subject to the approval of Borrower and Agent, which approval shall not be unreasonably withheld, delayed or conditioned; provided however, that each Lender shall retain at least $3,000,000 of the Loan and that such assignment shall be in the form of Schedule 9.11 hereto. Any Lender assigning a portion of its Pro Rata Share of the Loan shall give Agent written notice thereof and pay to Agent a $3,000 fee upon the consummation thereof.

                  9.11.2 Substitution of Notes. Upon each assignment by a Lender of a portion of its Pro Rata Share of the Loan, Borrower shall execute replacements Notes in favor of the assigning Lender and its assignee, which replacement Notes shall be in the amounts that are equal to the assigning Lender's and its assignee's respective Pro Rata Shares of the Loan. Such replacement Notes shall be delivered to the assigning Lender and its assignee upon delivery to Borrower of the original Note that has been so replaced, with each such replaced Note marked "Replaced."

       9.12 Excess Payments. If Borrower shall pay any interest under the terms of the Notes at a rate higher than the maximum rate allowed by applicable law, then such excess payment shall be credited against the outstanding principal balance of the Loan unless Borrower notifies Agent in writing to return the excess payment to Borrower. Notwithstanding anything to the contrary contained in this Agreement, crediting the excess payments hereunder as a payment of principal shall not trigger the application of any prepayment penalties that might otherwise apply to a prepayment of principal hereunder.

       9.13 Partial Invalidity. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

       9.14 Compliance with Rules. Lenders shall not be required by operation or effect of any provision of this Agreement to violate any statute or regulation under state or federal law, including all Rules.

       9.15 Headings. The heading of any Article or Section contained in this Agreement is for convenience of reference only and shall not be deemed to amplify, limit, modify or give full notice of the provisions thereof.

       9.16 Counterparts. This Agreement may be signed in counterparts each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

       9.17 Retention of Documents. Unless otherwise provided herein, any documents, schedules, invoices or other papers delivered to Agent on behalf of Lenders or to any Lender may be destroyed or otherwise disposed of by Agent or such Lender six months after they are delivered to or received by Agent or such Lender, unless Borrower requests the return of such documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

         9.18 Name of Borrower. The name and designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of December 16, 1987 and recorded in the Office for the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against the Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assume any personal liability for obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder.

         IN WITNESS WHEREOF, Borrower, Agent and Lenders have executed this Agreement under seal, intending to be legally bound hereby, as of the day and year first above written.

                                    BORROWER:

                                    PENNSYLVANIA REAL ESTATE INVESTMENT
                                    TRUST


                                    By:/s/Robert G. Rogers
                                       --------------------------------------
                                       Robert G. Rogers, Trustee


                                    By:/s/Jeffrey A. Linn
                                       --------------------------------------
                                       Jeffrey A. Linn, Secretary


                                    LENDERS:

                                    CORESTATES BANK, N.A.


                                    By:/s/Glenn W. Gallagher
                                       --------------------------------------
                                       Glenn W. Gallagher, Vice President



                       [Signatures Continue On Next Page]

                                    MERIDIAN BANK


                                    By:/s/K.C. Barrett
                                       --------------------------------------
                                         K.C. Barrett, Vice President


                                    MIDLANTIC BANK, N.A.


                                    By:/s/Robert A. Goldstein
                                       --------------------------------------
                                         Robert A. Goldstein,
                                         Vice President



                                    PNC BANK, NATIONAL ASSOCIATION


                                    By:/s/Dominic J. Desimone
                                       --------------------------------------
                                    Name:  Dominic J. Desimone
                                    Title: Assistant Vice President

                                         [Title]


                                    AGENT:

                                    CORESTATES BANK, N.A.

                                    By:/s/Glenn W. Gallagher
                                       --------------------------------------
                                       Glenn W. Gallagher,
                                       Vice President